Exhibit 99.1

FOR RELEASE, Wednesday, January 12, 2022	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Total Revenues of $1.68 Billion; Diluted Earnings Per Share Up 71% to $1.91
Operating Income Margin Improved 310 Basis Points to 12.8%; Gross Margin Increased to 22.3%
Net Order Value Up 12% to $1.77 Billion; Ending Backlog Value Grew 67% to $4.95 Billion
Full-Year Return on Equity Increased 810 Basis Points to 19.9%

LOS ANGELES (January 12, 2022) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2021.
“We delivered outstanding growth in revenues and margins in our 2021 fourth quarter, leading to a more than 70% year-over-year increase in earnings per share. With the strong finish to 2021, we generated a full-year return on equity of approximately 20%,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “During the past year, we significantly expanded our production capabilities as we scale our business to meet the healthy demand that is driving the housing market and align our starts to net orders. Although operating conditions in 2021 were extremely challenging, with labor shortages and supply chain disruptions, along with municipal and related delays, our teams remained resilient in working through solutions with our trade partners and suppliers.”
“This year marks our 65th anniversary, and we begin 2022 well-positioned to continue to deliver returns-focused growth. Our nearly $5 billion in backlog value and projected substantial year-over-year increase in community count support significant revenue growth this year. Combined with a meaningful acceleration of our operating margin that we anticipate this year, we expect to produce a return on equity above 26%,” concluded Mezger.
Three Months Ended November 30, 2021 (comparisons on a year-over-year basis)
•Revenues grew 40% to $1.68 billion.
•Homes delivered rose 28% to 3,679.
•Average selling price increased 9% to $451,100.
•Homebuilding operating income advanced 85% to $214.4 million. The homebuilding operating income margin improved 310 basis points to 12.8%. Excluding inventory-related charges of $.7 million in the current quarter and $11.7 million in the year-earlier quarter, this metric expanded to 12.9% from 10.7%.
◦The housing gross profit margin increased 230 basis points to 22.3%. Excluding inventory-related charges, the housing gross profit margin improved to 22.4% from 21.0%.
▪The housing gross profit margin improvement mainly reflected a favorable pricing environment due to strong demand and the limited supply of available homes for sale, and lower relative amortization of previously capitalized interest, partly offset by higher construction costs, particularly elevated lumber prices.

▪Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, rose to 24.8% from 24.0%.
◦Selling, general and administrative expenses as a percentage of housing revenues improved 50 basis points to 9.8%, mainly reflecting increased operating leverage due to higher revenues, partly offset by higher costs associated with performance-based employee compensation plans, as well as expenses to support current and expected growth.
•The Company’s financial services operations generated pretax income of $9.9 million, a 5% increase reflecting higher income from title services and insurance commissions, partly offset by a decrease in the equity in income of its mortgage banking joint venture, KBHS Home Loans, LLC.
•Total pretax income increased 78% to $223.9 million and, as a percentage of revenues, increased 280 basis points to 13.4%.
•The Company’s income tax expense and effective tax rate were $49.7 million and approximately 22%, respectively, compared to $20.0 million and approximately 16%. The higher effective tax rate mainly reflected the substantial increase in the Company’s pretax income which reduced the proportionate favorable impact of federal energy tax credits and stock-based compensation tax benefits on the overall rate.
•Net income of $174.2 million and diluted earnings per share of $1.91 increased 64% and 71%, respectively.
Twelve Months Ended November 30, 2021 (comparisons on a year-over-year basis)
•Homes delivered increased 26% to 13,472.
•Average selling price rose to $422,700, up 9%.
•Revenues of $5.72 billion were up 37%.
•Pretax income grew 91% to $695.3 million.
•Net income increased 91% to $564.7 million and diluted earnings per share rose 92% to $6.01.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Ending backlog value grew 67% to $4.95 billion, the Company’s highest fourth-quarter level since 2005, with each of the Company’s four regions generating increases that ranged from 53% in the West Coast to 106% in the Southeast. Ending backlog grew 35% to 10,544 homes.
•Net order value for the fourth quarter expanded by $184.3 million, or 12%, to $1.77 billion.
•Average monthly net orders per community held fairly steady at 5.5, compared to 5.6, with a 10% decrease in net orders to 3,529 resulting primarily from the Company’s lower average community count, which decreased 9% to 214. The Company’s ending community count declined 8% to 217.
◦On a sequential basis, the Company’s average community count increased 4%, and its ending community count increased 3%.
◦The cancellation rate as a percentage of gross orders for the quarter was essentially flat at 13%.
Balance Sheet as of November 30, 2021 (comparisons to November 30, 2020)
•The Company’s cash and cash equivalents decreased to $290.8 million, from $681.2 million, primarily due to substantial investments in land and land development, share repurchases and a net reduction in debt, partly offset by significant cash generated from operations.

◦The Company had total liquidity of $1.08 billion, including cash and cash equivalents and $791.4 million of available capacity under its unsecured revolving credit facility.
•Inventories grew 23% to $4.80 billion.
◦Investments in land acquisition and development for the year ended November 30, 2021 rose 49% to $2.53 billion, compared to $1.69 billion for the year-earlier period.
◦The Company’s lots owned or under contract increased to 86,768, up 29%.
▪Of the Company’s total lots, approximately 56% were owned and 44% were under contract.
▪The Company’s 48,525 owned lots represented a supply of approximately 3.6 years, based on homes delivered in the trailing 12 months.
•Notes payable decreased by $62.1 million to $1.69 billion, mainly due to the Company’s repayment of $450.0 million of 7.00% senior notes due 2021, partly offset by its issuance of $390.0 million of 4.00% senior notes due 2031.
◦The Company’s debt to capital ratio improved 380 basis points to 35.8%.
•Stockholders’ equity expanded 13% to $3.02 billion, mainly reflecting strong net income growth, partly offset by $188.2 million of share repurchases in the third quarter.
◦Book value per share increased 18% to $34.23.
◦Return on equity improved 810 basis points to 19.9% from 11.8%.
Guidance
The Company is providing the following current guidance for its 2022 fiscal year:
•Housing revenues in the range of $7.20 billion to $7.60 billion.
•Average selling price in the range of $480,000 to $490,000.
•Homebuilding operating income as a percentage of revenues in the range of 15.7% to 16.5%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 25.4% to 26.2%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues in the range of 9.4% to 9.9%.
•Effective tax rate of approximately 25%, assuming no federal energy tax credit extension is enacted.
•Ending community count up 20% to 25%.
•Return on equity in excess of 26%.
The Company plans to also provide guidance for its 2022 first quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2021 fourth quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.

About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built over 655,000 quality homes in our 65-year history. Today, KB Home operates in 47 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers—allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than new homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials and appliances; consumer and producer price inflation; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, increasing at a faster rate than consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and civil unrest, whether due to political events, efforts to institute law enforcement and other social and political reforms, and the impacts of implementing or failing to implement any such reforms, or otherwise; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2021 and 2020
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2021	2020	2021	2020
Total revenues	$1,675,198	$1,194,256	$5,724,930	$4,183,174
Homebuilding:
Revenues	$1,669,090	$1,189,892	$5,705,029	$4,167,702
Costs and expenses	(1,454,673)	(1,074,147)	(5,043,687)	(3,851,230)
Operating income	214,417	115,745	661,342	316,472
Interest income	11	391	1,049	2,554
Equity in income (loss) of unconsolidated joint ventures	(400)	493	(405)	12,474
Loss on early extinguishment of debt	—	—	(5,075)	—
Homebuilding pretax income	214,028	116,629	656,911	331,500
Financial services:
Revenues	6,108	4,364	19,901	15,472
Expenses	(1,368)	(1,182)	(5,055)	(4,083)
Equity in income of unconsolidated joint ventures	5,166	6,280	23,589	21,154
Financial services pretax income	9,906	9,462	38,435	32,543
Total pretax income	223,934	126,091	695,346	364,043
Income tax expense	(49,700)	(20,000)	(130,600)	(67,800)
Net income	$174,234	$106,091	$564,746	$296,243
Earnings per share:
Basic	$1.98	$1.16	$6.22	$3.26
Diluted	$1.91	$1.12	$6.01	$3.13
Weighted average shares outstanding:
Basic	87,723	90,983	90,401	90,464
Diluted	90,800	94,557	93,587	94,086

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2021	November 30, 2020
Assets
Homebuilding:
Cash and cash equivalents	$290,764	$681,190
Receivables	304,191	272,659
Inventories	4,802,829	3,897,482
Investments in unconsolidated joint ventures	36,088	46,785
Property and equipment, net	76,313	65,547
Deferred tax assets, net	177,378	231,067
Other assets	104,153	125,510
	5,791,716	5,320,240
Financial services	44,202	36,202
Total assets	$5,835,918	$5,356,442

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$371,826	$273,368
Accrued expenses and other liabilities	756,905	667,501
Notes payable	1,685,027	1,747,175
	2,813,758	2,688,044
Financial services	2,685	2,629
Stockholders’ equity	3,019,475	2,665,769
Total liabilities and stockholders’ equity	$5,835,918	$5,356,442

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2021 and 2020
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2021	2020	2021	2020
Homebuilding revenues:
Housing	$1,659,635	$1,189,892	$5,694,668	$4,150,793
Land	9,455	—	10,361	16,909
Total	$1,669,090	$1,189,892	$5,705,029	$4,167,702

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,289,410	$951,450	$4,466,053	$3,365,509
Land	2,332	—	3,258	14,942
Subtotal	1,291,742	951,450	4,469,311	3,380,451
Selling, general and administrative expenses	162,931	122,697	574,376	470,779
Total	$1,454,673	$1,074,147	$5,043,687	$3,851,230

Interest expense:
Interest incurred	$28,707	$31,076	$120,514	$124,147
Interest capitalized	(28,707)	(31,076)	(120,514)	(124,147)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$39,714	$35,823	$149,508	$129,772
Depreciation and amortization	7,993	7,449	31,492	30,894

Average selling price:
West Coast	$691,200	$640,300	$636,800	$609,400
Southwest	393,400	344,100	371,300	327,300
Central	345,500	312,200	324,800	303,400
Southeast	317,200	282,500	302,100	288,600
Total	$451,100	$413,700	$422,700	$388,900

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2021 and 2020 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2021	2020	2021	2020
Homes delivered:
West Coast	1,083	864	4,008	2,869
Southwest	699	602	2,574	2,385
Central	1,213	1,051	4,630	3,932
Southeast	684	359	2,260	1,486
Total	3,679	2,876	13,472	10,672

Net orders:
West Coast	887	987	4,425	3,850
Southwest	638	741	3,247	2,668
Central	1,232	1,576	5,504	4,981
Southeast	772	633	3,030	1,905
Total	3,529	3,937	16,206	13,404

Net order value:
West Coast	$662,287	$617,691	$3,164,684	$2,302,785
Southwest	283,137	272,169	1,342,562	914,770
Central	527,193	510,124	2,119,617	1,534,747
Southeast	296,276	184,647	1,057,127	547,187
Total	$1,768,893	$1,584,631	$7,683,990	$5,299,489

	November 30, 2021		November 30, 2020
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,441	$1,764,911	2,024	$1,152,609
Southwest	2,194	910,583	1,521	523,705
Central	3,911	1,548,574	3,037	932,814
Southeast	1,998	727,657	1,228	353,275
Total	10,544	$4,951,725	7,810	$2,962,403

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2021	2020	2021	2020
Housing revenues	$1,659,635	$1,189,892	$5,694,668	$4,150,793
Housing construction and land costs	(1,289,410)	(951,450)	(4,466,053)	(3,365,509)
Housing gross profits	370,225	238,442	1,228,615	785,284
Add: Inventory-related charges (a)	731	11,730	11,953	28,669
Housing gross profits excluding inventory-related charges	370,956	250,172	1,240,568	813,953
Add: Amortization of previously capitalized interest (b)	39,714	35,823	149,354	129,330
Adjusted housing gross profits	$410,670	$285,995	$1,389,922	$943,283
Housing gross profit margin	22.3%	20.0%	21.6%	18.9%
Housing gross profit margin excluding inventory-related charges	22.4%	21.0%	21.8%	19.6%
Adjusted housing gross profit margin	24.8%	24.0%	24.4%	22.7%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
(b)    Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.